Exhibit 10.21

AMENDMENT TO THE 2022 EQUITY INCENTIVE PLAN

WHEREAS, BioStem Technologies, Inc., a Florida corporation (the “Company”), maintains the 2022 Equity Incentive Plan (the “2022 Plan”), which was previously approved by the Company’s Board of Directors (the “Board”) on November 18, 2022 and approved by the stockholders of the Company on January 13, 2023;

WHEREAS, the Compensation Committee of the Board (the “Committee”) is the administrator of the 2022 Plan;

WHEREAS, Section 4.15 of the 2022 Plan provides that the administrator may amend the 2022 Plan at any time.

WHEREAS, the Committee believes that the number of shares of common stock remaining available for issuance under the 2022 Plan has become insufficient for the Company’s anticipated future needs under the 2022 Plan; and

WHEREAS, the Committee has determined that it is in the best interests of the Company to amend the 2022 Plan to increase the number of shares of common stock available for issuance under the 2022 Plan by 5,000,000 shares of common stock (this “Amendment”).

NOW, THEREFORE:

1.	Section 2.01(a) of the 2022 Plan is hereby deleted in its entirety and replaced with the following:

(a)	Subject to the provisions of Section 2.01(a) and Section 4.05, the maximum aggregate number of Shares that may be subject to Awards and sold under this Plan is 5,150,300 Shares. The Shares may be authorized but unissued, or reacquired Common Stock.

2.	Effective Date of the Amendment. This Amendment shall become effective upon the date hereof.

3.	Other Provisions. Except as set forth above, all other provisions of the Plan shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been adopted by the Committee this 29th day of May, 2026.